Exhibit 99.1

GAIN Capital Holdings Appoints Interim CFO

– Henry Lyons resigns as CFO to pursue another opportunity –

BEDMINSTER, N.J., November 14, 2011 – GAIN Capital Holdings, Inc. (NYSE: GCAP), a global provider of online trading services, announced today that Henry Lyons, Chief Financial Officer, has resigned his position with GAIN to pursue another opportunity. The Company also announced the appointment of Daryl Carlough, GAIN’s Chief Accounting Officer and Controller to interim CFO until a replacement is named.

Mr. Carlough joined GAIN Capital in December 2009, bringing with him over 15 years of experience in accounting and auditing at private and publically traded companies. Prior to GAIN Capital, he was Director of Finance at L-1 Identity Solutions, Inc.

Glenn Stevens, GAIN’s Chief Executive Officer, said, “The board and I would like to thank Henry for his tremendous support and contributions during his three year tenure at GAIN, especially as we transitioned from a private to public company. He has built a strong finance team, which will help to ensure a smooth transition while we undertake a search for a new CFO. We wish him all the best in his future endeavors.”

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About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes, including foreign exchange (forex or FX), contracts for difference (CFDs) and exchange-based products, to a diverse client base of retail and institutional investors.

A pioneer in online forex trading, GAIN Capital operates FOREX.com®, one of the largest and best-known brands in the retail forex industry. GAIN’s other businesses include GAIN GTX, a fully independent FX ECN for hedge funds and institutions, and GAIN Securities, Inc. (member FINRA/SIPC) a licensed U.S. broker-dealer.

GAIN Capital and its affiliates have offices in New York City; Bedminster, New Jersey; London; Sydney; Hong Kong; Tokyo; Singapore and Seoul.

For company information, visit www.gaincapital.com.

Contacts:

Investor Relations
MBS Value Partners
Noah Schwartz	noah.schwartz@mbsvalue.com
Lynn Morgen	lynn.morgen@mbsvalue.com
Phone:	+1 212 750 5800

Public Relations
Feintuch Communications
Christa Conte	gain@feintuchpr.com
Phone:	+1 212 808 4902